CORTLAND TRUST, INC.

                           RULE 18f-3 MULTI-CLASS PLAN

                   (amended and restated as of June 10, 2004)


I. Introduction.

         Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), the following sets forth the method for allocating fees and expenses among each class of shares of the underlying investment funds of Cortland Trust, Inc. (the "Company") that issues multiple classes of shares (the "Funds"). In addition, this Rule 18f-3 Multi-Class Plan (the "Plan") sets forth the distribution arrangements, exchange privileges and other shareholder services of each class of shares of the Funds.

         The Company is an open-end series investment company registered under the 1940 Act, the shares of which are registered on Form N-1A under the Securities Act of 1933, as amended (File No. 2-94935). Upon the effective date of this Plan, the Company hereby elects to offer multiple classes of shares in the Funds pursuant to the provisions of Rule 18f-3 and this Plan.

         The Company currently consists of the following three separate Funds: the Cortland General Money Market Fund, the U.S. Government Fund and the Municipal Money Market Fund. Each of these Funds is authorized to issue separate classes of shares representing interests in the same underlying portfolio of assets.

II. Allocation of Expenses.

         Pursuant to Rule 18f-3 under the 1940 Act, the Company shall allocate to each class of shares of a Fund any fees and expenses incurred by the Company in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1. In addition, pursuant to Rule 18f-3, the Company may allocate the following fees and expenses to a particular class of shares in a single Fund:

         (i) fees of the Directors who are not "interested persons" (as defined in the 1940 Act) of the Company (the "Independent Directors") and the travel and related expenses of the Directors incident to their attending shareholders', Directors' and committee meetings pertaining to such class of shares; and

         (ii) extraordinary expenses, including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto pertaining to such class of shares.

         The initial determination of the class expenses that will be allocated by the Company to a particular class of shares and any subsequent changes thereto will be reviewed by the Board of Directors (the "Board") and approved by a vote of the Board, including a majority of the Independent Directors. The Board will monitor conflicts of interest among the classes and agree to take any action necessary to eliminate conflicts.

         Income, realized and unrealized capital gains and losses, and any expenses of a Fund not allocated to a particular class of such Fund pursuant to this Plan shall be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

         The Trust's investment manager and distributor may waive or reimburse the expenses of a particular class or classes, provided, however, that such waiver shall not result in cross subsidization among the classes.

III. Class Arrangements.

         The following summarizes the Rule 12b-1 distribution fees, exchange privileges and other shareholder services applicable to each class of shares of the Funds. Additional details regarding such fees and services are set forth in each Fund's current prospectus and statement of additional information.

A. Cortland General Money Market Fund Class, U.S. Government Fund Class and Municipal Money Market Fund Class (the "Cortland Shares")

          1. Rule 12b-1 Distribution Fees: 0.25% per annum of the average daily net assets.

          2. Exchange Privileges: Subject to restrictions and conditions set forth in the Cortland Shares prospectus, may be exchanged for Cortland Shares of any other Fund.

          3. Other Shareholder Services: As provided in the Cortland Shares prospectus. Services do not differ from those applicable to CIBC or Short Term Shares.

B. Advantage Primary Liquidity Fund, Advantage Government Liquidity Fund and Advantage Municipal Liquidity Fund (the "Liquidity Shares")

          1. Rule 12b-1 Distribution Fees: 0.25% per annum of the average daily net assets.

          2. Shareholder Servicing Fees: 0.25% per annum of the average daily net assets.

          3.   Exchange Privileges: None.

          4. Other Shareholder Services: As provided in the Advantage Liquidity Shares prospectus. Services do not differ from those applicable to Cortland or Short-term Shares.

C.   Pilgrim America Shares

          1. Rule 12b-1 Distribution Fees: 0.25% per annum of the average daily net assets;

          2. Exchange Privileges: Subject to restrictions and conditions set forth in the Pilgrim America Shares prospectus, may be exchanged for shares of funds in the Pilgrim America Group.

          3. Other Shareholder Services: As provided in the Pilgrim America Shares prospectus, services differ from those applicable to Cortland, CIBC and Short Term Shares.

D. Short Term Fund General Shares and Short Term Fund Premiere Shares (the "Short Term Shares").

          1. Rule 12b-1 Distribution Fees: 0.25% per annum of the average daily net assets.

          2.   Exchange Privileges: None.

          3. Other Shareholder Services: As provided in the Short Term Shares prospectus. Services do not differ from those applicable to Cortland Class Shares.

E.   money market Xpress fund Shares

          1. Rule 12b-1 Distribution Fees: 0.25% per annum of the average daily net assets.

          2. Shareholder Servicing Fees: 0.25% per annum of the average daily net assets.

          3.   Exchange Privileges: None.

          4. Other Shareholder Services: As provided in the money market Xpress fund Shares prospectus. Services do not differ from those applicable to Cortland, Advantage Liquidity or Short-term Shares.

IV. Board Review.

         The Board shall review this Plan as frequently as it deems necessary. Prior to any material amendment(s) to this Plan, the Board, including a majority of the Independent Directors, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interest of each class of shares of a Fund individually and the Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Board shall request and evaluate such information as it considers reasonably necessary to evaluate the proposed amendment(s) to the Plan. Such information shall address the issue of whether any waivers or reimbursements of fees could be considered a cross-subsidization of one class by another, and other potential conflicts of interest between classes.

         In making its initial determination to approve this Plan, the Board has focused on, among other things, the relationship between or among the classes and has examined potential conflicts of interest among classes (including those potentially involving a cross-subsidization between classes) regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights. The Board has evaluated the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable. In approving any subsequent amendments to this Plan, the Board shall focus on and evaluate such factors as well as any others deemed necessary by the Board.

         Amended and restated as of June 10, 2004